EXHIBIT 99.1

Northern Pass Selected to Advance Massachusetts’ Clean Energy Goals and Deliver Substantial Benefits to New England

Project will provide clean and affordable power, lower emissions, and local jobs

MANCHESTER, N.H. (January 25, 2018) Officials in Massachusetts announced today that a bid submitted by Eversource and Hydro-Québec (HQ) to utilize Northern Pass Transmission (NPT) to deliver significant amounts of hydropower to the New England grid has been selected in the Massachusetts Clean Energy solicitation. With this decision, Northern Pass is well-positioned to provide a firm delivery of 1,090 megawatts of hydropower year-round that will lower energy costs and reduce carbon emissions in the region.

“The clean, affordable power flowing over Northern Pass into the New England grid in 2020 will provide customers in the Commonwealth and throughout the region with much-needed energy price stability and emissions reductions and will deliver significant economic and environmental benefits to the region for years to come,” said Eversource Executive Vice President of Enterprise Strategy and Business Development Lee Olivier. “We are pleased with the decision announced today, and appreciate the thorough review by the Massachusetts bid evaluation team.”

The Northern Pass transmission line begins at the Canadian border in Pittsburg, New Hampshire and extends 192 miles to Deerfield, New Hampshire where it connects to the New England electric grid. More than 80 percent of the line will be located along existing transmission corridors or buried along roadways, eliminating potential view impacts in and around the White Mountain National Forest. Northern Pass will provide a new and robust interconnection path between the Québec and New England electric systems controlled by the regional system operator, ISO-New England.

“This is a major milestone in the energy transition underway in the Northeast. We are pleased and proud to be a part of it,” said Éric Martel, President and Chief Executive Officer of Hydro-Québec. “Hydro-Québec’s clean, reliable power, along with our proven delivery capability were highly valued by decision makers.”

The solicitation process was the result of a law passed in 2016 by the Massachusetts Legislature to provide new sources of clean energy by 2020. Northern Pass will provide up to 9.4 terawatt hours of hydropower that the Massachusetts legislation requires on an annual basis, while helping the Bay State achieve its clean energy goals. The project will also reduce wholesale energy costs, diversify the region’s energy mix, and help fill the gap created by the retirement of older power plants. Northern Pass will also help reduce reliance on fossil-fueled sources, particularly during the winter months when the gas pipeline system into New England is constrained.

The selected bid is a proposal to build an electric transmission line to bring 100 percent hydropower to the New England electric grid. The bid highlights the project’s advanced development and Eversource’s extensive experience in building and operating the electric transmission grid in the region. Northern Pass will deliver clean hydroelectric energy from HQ’s resources to the New England electric grid.

To provide additional benefits, Northern Pass has finalized an agreement with leading Massachusetts low-income advocates, including Action for Boston Community Development, Action, Inc., and the National Consumer Law Center, which commits $10 million in funding over 20 years to support low-income energy programs and services for Massachusetts low-income customers.

New Hampshire, as the host state for Northern Pass, will receive new property tax revenues and additional benefits to promote community betterment and economic development. The project enjoys strong support from many of New Hampshire’s business leaders, labor organizations and elected officials.

Northern Pass expects to receive all state and federal permits by early 2018. The Province of Québec recently announced that it has granted HQ a permit to construct the hydroelectric transmission line that will connect with Northern Pass at the U.S. border. All major contractor and equipment contracts are fully executed to begin construction by mid-2018. A comprehensive project labor agreement with the International Brotherhood of Electrical Workers has been executed and is expected to generate thousands of jobs during peak construction for both Massachusetts and New Hampshire workers. Northern Pass is expected to be in service by the end of 2020.

The Northern Pass is a 192-mile electric transmission line project that will bring to New England 1,090 megawatts of clean hydropower.  This reliable and affordable source of power will also bring a wide range of benefits to the region, including millions of dollars in energy cost savings and a significant reduction in carbon emissions.  To learn more about Northern Pass, go to www.northernpass.us.

Eversource (NYSE: ES) is New Hampshire's largest electric utility, serving more than 500,000 homes and businesses in 211 cities and towns, and also supplies water to approximately 9,300 homes and businesses in Hampton, North Hampton and Rye. Eversource is proud to be recognized as the top contributor to United Way in New Hampshire. Recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres, Eversource harnesses the commitment of its more than 8,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@eversourceNH) and Facebook (facebook.com/EversourceNH). For more information on our water services, visit www.aquarionwater.com.

CONTACT:

Martin Murray

603-634-2228

martin.murray@eversource.com

Kaitlyn Woods

603-634-2418

kaitlyn.woods@eversource.com